Exhibit No. 99.1


Itron Updates 2003 Outlook and Provides Preliminary Outlook for 2004

    SPOKANE, Wash.--(BUSINESS WIRE)--Jan. 20, 2004--Itron, Inc. (Nasdaq:ITRI), today issued this update to its business outlook for 2003, and provided a preliminary outlook for 2004. The outlook for 2004 does not include results for the acquisition of Schlumberger's electricity metering business (SEM). The SEM acquisition is expected to close at the end of the first quarter of 2004 and is expected to be accretive to 2004 revenues and earnings.
    The Company said that revenues for the full year 2003 are expected to slightly exceed consensus estimates of $314 million, resulting in revenue growth of approximately 12% in 2003 over 2002. However, fourth-quarter and full year 2003 earnings are expected to fall short of consensus estimates primarily due to charges the Company expects to incur in the fourth quarter of 2003 relating to:

    -- Adjustments to previous warranty estimates for higher than expected electric meter module product failures that are resulting from a defective component provided by a supplier. The defective products are isolated at primarily four customers.

    -- Labor cost overruns on an automatic meter reading (AMR) installation contract with one large utility, resulting from considerably lower than expected productivity of third-party contractors. The installation is expected to be completed shortly.

    -- A write-off of an investment in a company developing gateway and other metering related products, and an impairment of an investment in a company that is developing energy management software.

    -- The above charges were partially offset by a reversal of all previously accrued management bonus and employee profit sharing for 2003.

    The First Call consensus estimate for Itron's fourth quarter 2003 EPS is 25 cents. The above items net to approximately $5.5 million in additional pre-tax expenses in the fourth quarter. Itron expects that fourth quarter EPS will be approximately 10 cents, subject to completion of analyses related to the above items and any final year-end audit adjustments.
    "In a difficult economic year when we have been able to grow revenues profitably, it is quite unfortunate to end the year with a major product problem and an unforeseen installation expense," said LeRoy Nosbaum, chairman and CEO. "Ultimately we are responsible for performance, but it is particularly disheartening when defective electronic components and installation contractor productivity issues cause the year to fall short of expectations. While disappointing, the problems encountered are highly unusual and not fundamental to our business, and are large isolated exceptions to otherwise good performance. We remain very confident about Itron's growth prospects given the opportunities that are in front of us."
    For 2004, excluding the acquisition of SEM, the Company's outlook is for revenue growth of 8% to 10% and EPS in the range of $1.25 to $1.30. Itron expects to provide additional details on the quarter and its outlook for 2004 when it reports fourth quarter and full year 2003 results on February 5, 2004.
    Commenting on 2004, Nosbaum added, "Our current revenue expectation is just below the low end of the normal 10% to 15% growth range that we look for in AMR and reflects lower than expected bookings during 2003 in our electric market due to large order pushouts from several utilities. Despite some delays, we are encouraged about the growth prospects for our electric business in 2004 having booked a $21 million order with an electric utility the first week in January."
    Nosbaum also commented that given lower second half bookings in 2003, most of the growth in 2004 is expected to occur in the second half of the year. "We do not expect to see growth in our electric business in the first quarter of 2004 and we have begun some corrective actions to hold down and reduce expenses. We expect to see revenues rebound in Q2 as orders we are currently working close and begin to contribute."
    EPS within this release, including EPS from First Call, refers to proforma earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs, expenses and expense reversals that we believe are not indicative of our core operating results. Reconciling items include amortization of intangible assets, restructurings, litigation accrual and in-process R&D.

    Forward-Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings growth and cost reduction programs. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include 1) FTC clearance and the timing of the SEM acquisition including completion of or satisfactory credit arrangements for that acquisition, 2) the rate and timing of customer demand for the Company's products, 3) rescheduling of current customer orders, 4) changes in estimated liabilities for product warranties 5) changes in law and regulation (including FCC licensing actions), 6) and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2002 and 2003 Form 10-Qs on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management.

    For additional information, see the following "January 20, 2004 Q&A," or contact:

    Mima Scarpelli
    Vice-president, Investor Relations and Corporate Communications
    509-891-3565
    mima.scarpelli@itron.com

    Q: Can you individually quantify the impact of each of the unplanned items mentioned in the release (i.e.: how much is the warranty issue vs. the installation cost overrun, etc.)?

    A: As mentioned in the release, they total approximately $5.5 million of added expense. We intend to provide more detail on the various items in our upcoming earnings report at which time we will have completed additional analyses and outside audit reviews.

    Q:  Why are you just finding out about these now?

    A: While we were aware there were higher than normal field failures for certain electric modules, it took some time to complete the identification of the root cause of the failure. Once we were able to isolate that, we had to determine the applicable date ranges and customers with defective products. Throughout all that, we have been working with customers and our component supplier to determine what remedies would be appropriate. All of those activities took some time but were necessary before we could adequately assess the cause of the failures and the financial impact to the company.
        The AMR cost overruns resulted from a change to a new third party contractor, which happened late in Q4. While the new contractor is enabling us to complete the project within a timeframe acceptable to the customer, their costs are significantly higher. While the cost overrun on the labor portion of this contract is disappointing, this is a very large customer and completing this installation in a timely manner, gives us good positioning for follow-on product sales with this customer.
        We are taking a write-off (down) of our investments in two other companies due to changes to the future business prospects for each of those companies.

    Q:  Could anything have been done to prevent the product failures?

    A: This was a component failure caused by very slow degradation of an encapsulation material under certain high humidity conditions that was not picked up by our normal accelerated life testing processes. The encapsulation problem was also experienced by other companies using similar integrated circuits and did not appear to have been caught by their testing procedures either.
        We will take steps going forward to increase the amount of life testing that is done on production units. As well, we are in the process of reassessing how we monitor and track material changes by our suppliers, the ultimate cause of this issue.

    Q:  Are you able to recoup any expenses from the supplier?

    A: We have had preliminary discussions with our supplier and have built in some minor cost recovery into our estimates of our net liability. The amount we expect to be reimbursed for is far less than the material and labor costs we will incur to replace defective units. Since the problem was first caused by suppliers of encapsulation materials to our supplier, it is unclear what rights we might have against those encapsulation suppliers.

    Q: Have you have adequately identified Itron's exposure for the product failures?

    A: Our assessment of the financial exposure of all of these items involves estimates and assumptions and the impact we recorded in Q4 is based on the information available to us today. While we believe we have adequately reserved for these issues based on what we know and expect, predictions, assumptions and estimates are obviously subject to change and we can't give assurance that there is no additional exposure. However, we expect that changes to the product failure issues, if any, will be minimal.

    Q: How comfortable are you with your guidance for 2004? How much visibility or backlog do you have?

    A: We have for a long time, talked about a normal growth rate for our business of 10% to 15% on average. At this time, we are guiding to a slightly lower growth number for 2004 primarily based on slower growth expectations for our electric business, particularly in the first half of the year. We had one large electric customer postpone their installation until their credit ratings improve -- we had counted on some business with that customer in Q1. On the flip side, we received an order from another electric utility, worth approximately $21 million -- all for shipment in 2004.
        Backlog at the end of December is down compared to where we were at the end of last year, due to lower bookings in our electric business as orders got pushed out or delayed. Gas, W&PP and International bookings and backlog point to a solid 2004. One or two big orders could push the growth rate higher in 2004 as could AMR momentum on the International front.

    Q:  What does Q1 look like?

    A: We will talk more specifically about Q1 when we report in February. It is clear however that push outs that affected Q4 also affect Q1.

    Q: What are you looking for in 2004 from the software acquisitions?

    A: We expect good growth -- something a little more than what we are looking for Itron to do in total. The growth is largely second half driven and some of the growth comes from International markets.

    Q: What are the corrective actions to hold down and reduce expenses that you mentioned in the release?

    A: It is important to point out that Itron's financial situation remains very strong and the actions we are taking, while not major, will enable us to sustain that strong performance on a going forward basis. Last week, we announced some internal organization changes, and as we finalize roles and responsibilities, we expect to take some small number of people out of the organization (less than 5%).
        The outlook for the 2004 is good, but it is largely second-half driven. Given that, we will be very cautious with all new hiring and discretionary expenses and we will look hard at some programs. For example, we took some action already last week in our joint use business where the level of revenue was not strong enough to support the headcount we had.

    Q:  Should we expect restructuring charges in Q1?

    A: Yes. But, we need to complete our analysis of expected actions and headcount reductions before we can give you a good estimate as to how much.

    Q: When do you expect to get clearance from the FTC to proceed with the SEM acquisition?

    A: We made a lot of progress with the FTC in Q4 and at this time, we expect to get clearance for this acquisition in time to close on the acquisition around the end of Q1.



    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com
             www.itron.com